Exhibit 10.10

LETTER OF RESIGNATION

(Translation from Document Originally Executed and Delivered in Mandarin, Chinese)

To : Crown Winner International Limited

Dear Sir,

I, Zhang Lina ([CHINESE OMITTED]) and China ID no. 310110197508045828 am now willing to resign from the post as the legal representative of Shanghai Quo Advertising Company Limited with effect from the date of this notice.

I confirm that I have no claim against and no right to litigate against Shanghai Quo Advertising Company Limited for any fee, salary, severance payment, retirement benefit, reimbursement for expenses in relation to the resignation or otherwise and that Crown Winner International Limited is not indebted to me in any way.

Signature :/s/________________________
Name : Zhang Lina ([CHINESE OMITTED])

Date :